Exhibit 10.3

AMENDMENT NUMBER ONE

TO THE

ALFA CORPORATION

2005 AMENDED AND RESTATED STOCK INCENTIVE PLAN

WHEREAS, Alfa Corporation (the “Corporation”) maintains the Alfa Corporation 2005 Amended and Restated Stock Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Section 15 of the Plan, the Board of Directors (“Board”) of the Corporation may amend or terminate the Plan; and

WHEREAS, it is necessary to amend the Plan to provide for termination of the Plan effective on the closing date of the proposed merger of the Corporation with a subsidiary of Alfa Mutual Insurance Company and Alfa Mutual Fire Insurance Company; provided, however, that in the event that such merger is not consummated, the provisions of this Amendment Number One will not become effective;

NOW, THEREFORE, the Plan is hereby amended effective on the closing date of the merger of the Corporation with a subsidiary of Alfa Mutual Insurance Company and Alfa Mutual Fire Insurance Company pursuant to the merger agreement dated November 4, 2007 (provided that such merger is consummated) as follows:

1. By adding the following as Section 22:

22. Termination of the Plan. Notwithstanding any provision of the Plan to the contrary, the Plan will terminate on the closing date of the merger of the Corporation with a subsidiary of Alfa Mutual Insurance Company and Alfa Mutual Fire Insurance Company pursuant to the merger agreement dated November 4, 2007 (provided that such merger is consummated).

2. All of the other terms of the Plan not herein amended shall remain in full force and effect.

This the 4th day of November, 2007.

ALFA CORPORATION

By:	/s/ Jerry A. Newby

Its:	President and Chief Executive
Officer

ATTEST:

By:	/s/ Angela L. Cooner

Its:	Vice President and Associate General
Counsel